Exhibit 99.1

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2005

CHARLOTTE, NORTH CAROLINA, April 21, 2005 – Nucor Corporation (NYSE: NUE) announced today consolidated net earnings for the first quarter of 2005 of $354.7 million ($2.20 per diluted share), more than triple the first quarter of 2004 net earnings of $113.2 million ($0.72 per diluted share) and an increase of 4% over the fourth quarter of 2004 net earnings of $341.4 million ($2.12 per diluted share).

Nucor’s consolidated net sales increased 45% to $3.32 billion compared with $2.29 billion in the first quarter of 2004 and increased 8% compared with $3.09 billion in the fourth quarter of 2004. In the first quarter of 2005, average sales price per ton increased 46% from the first quarter of 2004 and decreased 5% from the fourth quarter of 2004. Total tons shipped to outside customers remained flat from the first quarter of 2004 and increased 13% from the fourth quarter of 2004.

The average scrap and scrap substitute cost per ton used increased 36% from $200 in the first quarter of 2004 to $272 in the first quarter of 2005. Nucor incurred a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $26.1 million in the first quarter of 2005 (including a LIFO credit of $8.1 million for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $32.2 million in the first quarter of 2004 (including a LIFO charge of $7.2 million for Nucor-Yamato Steel Company).

In the steel mills segment, steel production was 5,108,000 tons in the first quarter of 2005, compared with 4,960,000 tons produced in the first quarter of 2004 and 4,584,000 tons produced in the fourth quarter of 2004. Total steel shipments were 5,043,000 tons, compared with 5,145,000 tons in last year’s first quarter and 4,446,000 tons in last year’s fourth quarter. Steel sales to outside customers were 4,688,000 tons, compared with 4,726,000 tons in the first quarter of 2004 and 4,113,000 tons in the fourth quarter of 2004. In the steel products segment, steel joist production during the first quarter was 123,000 tons, compared with 116,000 tons in the first quarter of 2004 and 126,000 in the fourth quarter of 2004. Steel deck sales were 80,000 tons, compared with 74,000 tons in last year’s first quarter and 93,000 tons in last year’s fourth quarter. Cold finished steel sales were 89,000 tons, compared with 74,000 tons in the first quarter of 2004 and 60,000 tons in the fourth quarter of 2004.

Starting with the May 11, 2005 dividend payment, Nucor is increasing the regular quarterly cash dividend rate from $0.13 to $0.15 per share. In addition to the $0.15 per share base dividend amount, the Board of Directors approved the payment of a supplemental dividend of $0.25 per share, for a total dividend of $0.40 per share. Nucor has increased its dividend every year since Nucor began paying dividends 32 years ago.

In February 2005, Nucor purchased the assets of Fort Howard Steel, Inc.’s operations in Oak Creek, Wisconsin. This facility produces cold finish bar product and has approximately 140,000 tons of annual capacity. Earlier this week, Nucor announced that it had entered into an agreement to purchase substantially all of the assets of Marion Steel Company for a cash purchase price of approximately $113.0 million. Located in Marion, Ohio, this bar products mill has an annual capacity of approximately 400,000 tons. Its principal products are angles, flats, rebar, rounds and signposts. The acquisition is scheduled to close in mid-June after satisfactory resolution of regulatory approvals, transfer of appropriate permits and other contracts, and other closing conditions. The acquisition is expected to be immediately accretive to earnings.

Nucor expects to earn between $1.95 and $2.15 per diluted share in the second quarter of 2005, compared with $1.58 per diluted share in the second quarter of 2004.

Nucor and affiliates are manufacturers of steel products, with operating facilities in fifteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2005 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. These forward-looking statements reflect the Company’s best judgment based on current information, and although we base these statements on circumstances that we believed to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) availability and cost of electricity and natural gas; (3) market demand for steel products; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (5) uncertainties surrounding the global economy, including excess world capacity for steel production; (6) U.S. and foreign trade policy affecting steel imports or exports; (7) significant changes in government regulations affecting environmental compliance; (8) the cyclical nature of the domestic steel industry; (9) capital investments and their impact on our performance; and (10) our safety performance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 21, 2005 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 2, 2005	April 3, 2004
NET SALES	$3,322,621	$2,286,416

COSTS, EXPENSES AND OTHER:
Cost of products sold	2,620,628	2,016,369
Marketing, administrative and other expenses	125,429	77,399
Interest expense, net	4,133	6,662
Minority interests	31,165	10,798
Other income	(9,200)	(1,596)

	2,772,155	2,109,632

EARNINGS BEFORE INCOME TAXES	550,466	176,784
Provision for income taxes	195,800	63,546

NET EARNINGS	$354,666	$113,238

NET EARNINGS PER SHARE:
Basic	$2.22	$0.72
Diluted	$2.20	$0.72

AVERAGE SHARES OUTSTANDING:
Basic	159,708	157,495
Diluted	161,246	158,371

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2005 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	April 2, 2005	Dec. 31, 2004
Assets
CURRENT ASSETS:
Cash and short-term investments	$1,202,711	$779,049
Accounts receivable	1,021,430	962,755
Inventories	1,192,686	1,239,888
Other current assets	194,514	193,256

Total current assets	3,611,341	3,174,948

PROPERTY, PLANT AND EQUIPMENT	2,818,761	2,818,307

OTHER ASSETS	183,032	139,952

TOTAL ASSETS	$6,613,134	$6,133,207

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Accounts payable	$524,656	$471,549
Federal income taxes payable	195,153	28,957
Salaries, wages and related accruals	185,902	320,276
Accrued expenses and other current liabilities	297,904	245,008

Total current liabilities	1,203,615	1,065,790

LONG-TERM DEBT DUE AFTER ONE YEAR	923,550	923,550

DEFERRED CREDITS AND OTHER LIABILITIES	498,061	514,569

MINORITY INTERESTS	202,293	173,313

STOCKHOLDERS’ EQUITY:
Common stock	73,932	73,753
Additional paid-in capital	168,011	147,206
Retained earnings	3,979,141	3,688,555
Unearned compensation	(4,987)	(392)
Accumulated other comprehensive income (loss), net of income taxes	17,200	(1,177)

	4,233,297	3,907,945
Treasury stock	(447,682)	(451,960)

Total stockholders’ equity	3,785,615	3,455,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,613,134	$6,133,207

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2005 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	April 2, 2005	April 3, 2004
Operating activities:
Net earnings	$354,666	$113,238
Adjustments:
Depreciation	91,290	96,298
Deferred income taxes	(16,200)	(4,400)
Minority interests	31,161	10,797
Changes in (exclusive of acquisition):
Current assets	2,802	(286,679)
Current liabilities	137,066	270,759
Other	(12,847)	1,438

Cash provided by operating activities	587,938	201,451

Investing activities:
Capital expenditures	(71,259)	(66,189)
Investment in affiliates	(8,176)	(39,631)
Disposition of plant and equipment	294	1,655
Acquisition (net of cash acquired)	(44,136)	—

Cash used in investing activities	(123,277)	(104,165)

Financing activities:
Issuance of common stock	25,262	16,256
Distributions to minority interests	(2,181)	(49,387)
Cash dividends	(64,080)	(16,573)

Cash used in financing activities	(40,999)	(49,704)

Increase in cash and short-term investments	$423,662	$47,582

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com